EXHIBIT 3(i)(a)
CERTIFICATE OF INCORPORATION
OF
GETTONER.COM, INC.


     The undersigned, being over the age of eighteen and acting as incorporator to form a corporation under and by virtue of the laws of the New Jersey Business Corporation Act ("NJBCA"), hereby certifies:

     FIRST. The name of the Corporation is GETTONER.COM, INC.

     SECOND. The Corporation may engage in any activity within the purposes for which corporations may be organized under the NJBCA.

     THIRD. The aggregate number of shares which the corporation is authorized to issue is 2,000 shares of common stock, no par value.

     FOURTH. The initial registered office of the Corporation is:

                            Dominic J. Taglialatella
                                71 Valley Street
                                    Suite 300
                         South Orange, New Jersey 07079

     and the name of the registered agent of the Corporation at such address is:

                            Dominic J. Taglialatella

     FIFTH. The Board of Directors of the Corporation shall consist of two (2) persons and the names and addresses of such persons are as follows:

                            Dominic J. Taglialatella
                                71 Valley Street
                                    Suite 300
                         South Orange, New Jersey 07079

                                Anthony E. Lauro
                           71 Valley Street Suite 300
                         South Orange, New Jersey 07079

     SIXTH. The name and address of the Incorporator of the Corporation is:

                            Dominic J. Taglialatella
                                71 Valley Street
                                    Suite 300
                         South Orange, New Jersey 07079

     SEVENTH. The Corporation shall indemnify every corporate agent (as defined in Section 14A:3-5 of the NJBCA) to the full extent permitted by Section 14A:3-5 of the NJBCA and to the full extent otherwise permitted by law.
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     EIGHTH:  No  director  or officer of the  corporation  shall be  personally liable to the corporation or to any of its shareholders for damage for breach of any duty owed to the Corporation or to its shareholders, except for liabilities arising from any breach of duty based upon any act or omission (i) in breach of its duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of the law, or (iii) resulting in receipt by such officer or director of an improper personal benefit. Neither the amendment or repeal of this article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this article, shall eliminate or reduce the protection afforded by this article to a director or officer of the corporation in respect of any matter which occurred, or any cause of action, suit or claim which but for this article would have accrued or arisen, prior to such amendment, repeal or adoption. As used in this article, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which such person had a material conflict of interest.

     NINTH. The Corporation shall have perpetual existence.

     TENTH. The effective date of this Certificate shall be the date of filing of this certificate with the Office of the Secretary of State.

     IN WITNESS WHEREOF, the Incorporator has executed this the 23rd day of May 2000.

GETTONER.COM, INC.

/s/ Dominic J. Taglialatella
----------------------------
    Dominic J. Taglialatella
    Incorporator